EXHIBIT 5


                    Cahill Gordon & Reindel
                        80 Pine Street
                   New York, New York  10005
                        (212) 701-3000


                                               October 28, 1994



The Louisiana Land and
   Exploration Company
909 Poydras Street
P.O. Box 60350
New Orleans, Louisiana  70160

Dear Sirs:

          We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") being filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the 1,300,000 shares of Capital Stock, par value $.15 per share (the "Capital Stock"), of The Louisiana Land and Exploration Company (the "Company") which are issuable pursuant to stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units (each, an "Award") granted pursuant to The Louisiana Land and Exploration Company 1988 Long-Term Stock Incentive Plan (the "Plan").

          We advise you that, in our opinion, upon the issuance of Capital Stock pursuant to an Award in accordance with the terms of the Plan, and in each case upon payment to the Company of any consideration for such Capital Stock provided for in the Plan or any agreement with the Company relating to the applicable Award (which consideration is assumed herein to be in no event less than the par value of the Capital Stock being issued upon such payment), the shares of the Capital Stock so issued will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement.

                                   Very truly yours,

                                   /s/ Cahill Gordon & Reindel